Exhibit 3.37

MERGER AGREEMENT

This Merger Agreement (“Agreement”) is made and entered into as of the 30th day of June, 2007 between DAC Realty Corp., a New Jersey corporation (the “Corporation”), and Avionic Instruments LLC, a Delaware limited liability company (the “LLC”) (herein sometimes collectively called the “Constituent Companies”).

WHEREAS, the Constituent Companies desire that the Corporation merge with and into the LLC (the “Merger”) upon the terms and subject to the conditions herein set forth and in accordance with the laws of the States of Delaware and New Jersey; and

WHEREAS, the shareholders and members of each Constituent Company have approved and adopted this Agreement;

NOW, THEREFORE, the Constituent Companies do hereby covenant and agree as follows:

1. Merger. Upon the Effective Date (as defined in Section 6 below), the Corporation shall be merged with and into the LLC, which shall be, and is herein sometimes referred to as, the Surviving Company. The Surviving Company shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Corporation shall cease forthwith upon the Effective Date.

2. Certificate of Formation and Limited Liability Company Agreement. The Certificate of Formation and the Limited Liability Company Agreement of the LLC on the Effective Date shall be the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Company.

3. Conversion of DAC Stock. Upon the Effective Date each share of stock in the Corporation that is issued and outstanding shall be cancelled.

4. Effects of Merger. The effect of the merger, at the Effective Date, shall be as provided by Chapter 18, Section 209 of the Delaware Limited Liability Company Act and New Jersey Statute Annotated Title 14A. Without limiting the generality of the foregoing, and subject thereto, upon the Effective Date, the separate existence of the Corporation shall cease, and the Surviving Company shall posses all the rights, privileges, immunities, powers, authority and franchises, of a public as well as of a private nature, and the Surviving Company shall be subject to all of the restrictions, liabilities, obligations and duties of each of the Constituent Companies; and all property, real, personal and mixed, and all debts, liabilities and obligations due to each of the Constituent Companies on whatever account or belonging to any of the Constituent Companies shall be vested in the Surviving Company without further act or deed; and all property, rights, privileges, immunities, powers, authority and franchises, all and every other interest, shall be thereafter as effectually the property of the Surviving Company as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise in each of the Constituent Companies shall not revert or be in any way impaired by reason of this merger; and all rights of creditors and all liens upon any property of each of the Constituent Companies shall not revert or be in any way impaired by reason of this merger, on only the property affected by such liens immediately prior to the Effective Date. Any action or proceeding pending by or against each of the Constituent Companies at the Effective Date may be prosecuted as if the merger had not taken place, or the Surviving Company may be substituted in such company’s place.

5. Amendments. Notwithstanding approval of this Agreement by the directors, shareholder and member of the Constituent Companies, the Board of Directors of Corporation and the Member of LLC may amend this Agreement by written agreement at any time prior to the Effective Date.

6. Effective Date of Merger. As soon as practicable after this Agreement has been duly adopted by the member of the LLC and the shareholder of the Corporation, a certificate of merger shall be filed with the Delaware Secretary of State in accordance with the laws of the State of Delaware and the New Jersey Secretary of State in accordance with the laws of the State of New Jersey. The merger of the Corporation into the LLC shall become effective on the date on June 30, 2007 (such date the “Effective Date”).

7. Termination. Notwithstanding approval of this Agreement by the directors, shareholder and member of the Constituent Companies, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date by mutual consent of the directors, shareholder and member of the Constituent Companies.

8. Miscellaneous. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter. Whenever the context requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine and neuter gender.

IN WITNESS WHEREOF, each of the parties hereto  has caused this Agreement to be executed as of the day and year first above written.

DAC Realty Corp., a New Jersey corporation

By:		/s/ Gregory Rufus

Its:		Treasurer

Avionic Instruments LLC,
a Delaware limited liability company

TransDigm, Inc., its sole member

	By:	/s/ Gregory Rufus

	Its:	Chief Financial Officer